Safetek International Inc.
Oriens Life Sciences Ltd.
 23 Aminadav St.
Tel Aviv, Israel,                                                        |logo|
67898
Tel: +972-3-5613468
Fax: +972-3-5613465
Email:
Info@oriensls.com
www.oriensls.com


                                                                  February 5, 06

       Re: SERVICE ON THE BOARD OF DIRECTORS OF SAFETEK INTERNATIONAL INC.
           ---------------------------------------------------------------

Dear Prof. Koltin,

I am pleased to write to you and request your consent to serve as member of the Board of Directors of SafeTek International Inc. (respectively, the "BOARD" and the "COMPANY"), subject to the following terms and conditions:

1. While serving as member of the Board, you shall act pursuant to any applicable law. Your agreement to serve as member of the Board is conditioned, among others, upon your agreement not to directly or indirectly use or disclose any confidential non-public information of the Company for any reason, including, without limitation, in connection with the purchase or sale of the securities of the Company. Any such use or disclosure would constitute a violation of securities laws.

2. As a director of the Company, you are expected to maintain loyalty to the Company and to not take any action that would directly or indirectly promote any competitor or impair the Company's interests. Subject to the foregoing, you may engage in other business or charitable activities to the extent that they do not interfere or create a conflict with your fiduciary obligations to the Company.

3. Specifically, but not exclusively, your duties and responsibilities will include the following: (i) to participate in all meetings of the Board and stockholders of the Company; (ii) to serve on such committees of the Board as required by the Company; (iii) to provide strategic guidance and advice to the senior management of the Company with respect to the management of the operations of the Company; and (iv) to provide support and guidance to the senior management of the Company in their efforts.

4. In consideration for your service as a member of the Board, the Company shall pay you an amount of US$ 400 for each meeting of the Board or any committee thereof in which you participate. The fee increases to $500 if the aggregate investment exceeds $3,000,000 after said date.

5. In addition, and subject to the execution of an option grant agreement between you and the Company in a standard form used by the Company (the "OPTION AGREEMENT"), you shall be entitled to participate in the Employee Stock Option Plan adopted by the Company (the "ESOP"), under the following terms and conditions:

6. You shall receive options to purchase 451,041 shares of Common Stock of the Company, par value US$ 0.0001 each, at an exercise price per share equal to 90% of the last transaction price quoted for such date by the NASDAQ system or the NASDAQ National Market, as of the Stock Option Agreement date, according to the company Employees/Consultants/Directors Stock Compensation Plan; (the "Options").

7. The vesting period of the Options will commence from the second year and will be in 12 equal quarterly installments of the Common Stock to which the Options pertain over a period of 36 months, on the last date of each calendar quarter from and after the first anniversary year from the agreement date and so long as you hold such office. If your service as member of the Board terminates prior to the full vesting of the Options, for any reason whatsoever, the unvested portion of the Options shall be cancelled. Vested Options will be exercisable for a period of 3 months after termination of this Agreement.

8. For the avoidance of doubt, the terms set forth in this Section are in addition to terms and conditions set forth in the ESOP and in the Option Agreement as determined by the Board, in its sole discretion, and the grant of the Options shall be subject to your execution of the Option Agreement and all ancillary documents.

9. In special cases, and subject to the execution of a consulting agreement between you and the Company in the form attached as EXHIBIT A hereto (the "CONSULTING AGREEMENT") and all ancillary documents thereof, the Company may ask you for additional consulting services. Such services will be provided by you pursuant to the terms of the Consulting Agreement and against the compensation detailed therein.

10. During the term of your service and thereafter, and subject to the execution of an indemnification agreement between you and the Company in the form attached as EXHIBIT B hereto (the "INDEMNIFICATION AGREEMENT") and all ancillary documents thereof, the Company shall indemnify you to the full extent permitted by law and the incorporation documents of the Company for all expenses, costs, liabilities and legal fees which you may incur in the discharge of your duties hereunder, all pending your execution of the Indemnification Agreement and subject to all terms and conditions set forth therein.

Please indicate your acceptance to the terms of this letter by signing and dating it and returning a counterpart hereof to us.

Note that your appointment as member of the Board of Directors of the Company is subject to the approval of the Company's directors and/or shareholders.


                                            Sincerely yours,


                                            /s/ Amnon Presler
                                            Amnon Presler, CEO

                                            Phone: 03-5613468
                                            Mobile: 054-7353561






I agree to all terms of this letter.

Sig:  /s/ Yigal Kolton

Name: Prof. Yigal Kolton
Date: February 5, 2006